GRAINGER REPORTS RESULTS FOR THE 2017 THIRD QUARTER
Company Narrows 2017 Guidance and Maintains EPS Midpoint

Quarterly Summary

•	Sales of $2.6 billion, up 3 percent on a daily basis

•	U.S. segment volume up 7 percent

•	Reported EPS of $2.79, down 9 percent

•	Adjusted EPS of $2.90, down 5 percent

CHICAGO, October 17, 2017 - Grainger (NYSE: GWW) today reported results for the 2017 third quarter ended September 30, 2017. Sales of $2.6 billion increased 2 percent versus the third quarter of 2016. There were 63 selling days in the 2017 third quarter, one fewer than the 2016 third quarter. On a daily basis, sales increased 3 percent versus the prior year. Net earnings for the quarter of $162 million were down 13 percent versus $186 million in 2016. Earnings per share of $2.79 decreased 9 percent versus $3.05 in 2016.

“Our U.S. business had strong volume in the quarter driven by our strategic pricing initiatives and an improving demand environment. We saw a solid response from digital marketing activities that began in mid-August, particularly from our mid-sized customers. We continued to streamline our portfolio with the divestiture of a noncore U.S. specialty business, which affected sales in the quarter,” said Chairman and Chief Executive Officer DG Macpherson. “Our single channel online businesses continued their strong sales growth and improved profitability. Our Canadian business continues to be challenged as we execute our turnaround strategy.

“Our third quarter performance gives us the confidence to maintain the midpoint of our 2017 earnings per share guidance despite the challenges in our Canadian business and the U.S. specialty business divestiture,” Macpherson concluded.

The company now expects 2017 sales growth of 1.5 to 2.5 percent and earnings per share of $10.40 to $10.90. The midpoint of 2017 earnings per share guidance remains unchanged at $10.65. The company's previous 2017 guidance included sales growth of 1 to 4 percent and earnings per share of $10.00 to $11.30.

Third quarter results contained the following items that the company believes are not indicative of ongoing operations and have been adjusted to provide better comparability with prior periods.

	Three Months Ended September 30,
	2017	2016	%
Diluted earnings per share reported	$2.79	$3.05	(9)%
Pretax adjustments:
Restructuring (United States)	0.23	0.11
Branch gains (United States)	(0.09)	(0.02)
Other charges (United States)	(0.05)	—
Restructuring (Canada)	0.08	0.07
Total pre-tax adjustments	0.17	0.16
Tax effect (1)	(0.06)	(0.05)
Discrete tax item	—	(0.10)
Total, net of tax	0.11	0.01
Diluted earnings per share adjusted	$2.90	$3.06	(5)%
(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company’s ability to realize the associated tax benefits.

In the U.S. segment, restructuring related primarily to the consolidation of the contact center network and was partially offset by gains from the sale of assets and a benefit from lower unclaimed property reserves. Restructuring for the Canada business was related to branch and headcount reductions. Excluding these items, net earnings decreased 10 percent and earnings per share decreased 5 percent.

Company
Sales increased 2 percent and were up 3 percent on a daily basis in the 2017 third quarter versus the prior year. The daily sales performance was driven by 8 percentage points from volume, partially offset by declines of 4 percentage points from price and 1 percentage point from the divestiture of a specialty business in the United States in mid-July. Other items that affected sales in the quarter included a 1 percentage point increase from hurricane-related sales in the United States, offset by a 1 percentage point decline in seasonal sales.

Company operating earnings of $281 million for the 2017 third quarter declined 13 percent versus $323 million in the 2016 quarter. The decline was driven by lower gross profit due to the strategic pricing initiatives.

The company has two reportable business segments, the United States and Canada, which represented approximately 80 percent of company sales for the quarter. The remaining businesses, which include the single channel online businesses, are included in Other Businesses and are not reportable segments.

United States
Sales in the U.S. segment decreased 1 percent and were up 1 percent on a daily basis versus the third quarter of 2016. The increase was driven by a 7 percentage point increase in volume partially offset by declines of 5 percentage points from price and 1 percentage point from the divestiture of a specialty business. Other items that affected sales in the quarter included a 1 percentage point benefit from intercompany sales and a 1 percentage point increase from hurricane-related sales, offset by declines of 1 percentage point from the July 4 holiday timing and 1 percentage point from seasonal sales. Natural Resources and Reseller customers posted the strongest sales growth in the quarter for the segment.

Operating earnings for the U.S. segment declined 13 percent in the quarter driven by lower gross profit. Gross profit margins for the quarter declined 1.9 percentage points as a result of the strategic pricing initiatives. Operating expenses for the segment were flat in the quarter. Reported results included a net $5 million of charges related to restructuring and other charges.

Canada
Sales in the Canada segment increased 5 percent and were up 7 percent on a daily basis versus the 2016 third quarter. Daily sales for the Canada segment increased 2 percent in local currency, consisting of volume.

The business in Canada posted a $15 million operating loss in the 2017 third quarter, up 1 percent versus the prior year. The gross profit margin in Canada improved by 0.8 percentage point versus the prior year, primarily due to lower inventory reserve requirements. Operating expenses increased 6 percent in the quarter and included $5 million of restructuring charges related to facility and headcount reductions.

Other Businesses
Sales for the Other Businesses increased 11 percent and were up 13 percent on a daily basis for the 2017 third quarter versus the prior year. The increase was driven by a 15 percentage points of growth from volume and price, partially offset by a 2 percentage point decline from foreign exchange. Performance for the Other Businesses was driven by 17 percent sales growth for the single channel online businesses and strong sales growth for the business in Mexico.

Operating earnings for the Other Businesses of $27 million in the 2017 third quarter were up 8 percent versus $25 million the prior year. This performance was driven by strong results from Zoro in the United States and MonotaRO in Japan.

Other
Other income and expense was a net expense of $31 million in the 2017 third quarter versus a net expense of $29 million in the 2016 third quarter. This increase was primarily due to additional interest expense from the $400 million of debt issued in May 2017. For the quarter, the effective tax rate in 2017 was 31.7 percent versus 34.0 percent in 2016. The decrease was primarily due to a higher benefit from incremental tax credits. The company is currently projecting an adjusted effective tax rate of 34.5 to 35.5 percent for the year 2017, excluding $11 million of year-to-date tax benefits from stock-based awards and other discrete items.

Cash Flow
Operating cash flow was $349 million in the 2017 third quarter versus $346 million in the 2016 third quarter. The company used the cash generated during the quarter and proceeds from the May 2017 debt offering to invest in the business, pay down short-term debt and return cash to shareholders through share repurchases and dividends. Capital expenditures were $60 million in the 2017 third quarter versus $108 million in the third quarter of 2016. In the 2017 third quarter, Grainger returned $196 million to shareholders through dividends and share repurchases. Grainger paid $74 million in dividends and repurchased 719,000 shares of stock for $122 million in the quarter.

Year-to-Date
For the nine months ended September 30, 2017, sales of $7.8 billion increased 2 percent versus $7.7 billion in the nine months ended September 30, 2016. There were 191 selling days in the first nine months of 2017, one fewer than in 2016. On a daily basis, sales increased 2 percent versus the prior year. Net earnings declined 20 percent to $435 million versus $545 million in the first nine months of 2016. Earnings per share for the nine months decreased 16 percent to $7.39 versus $8.82 in the first nine months of 2016.

Year-to-date results contained the following items that the company believes are not indicative of ongoing operations and have been adjusted to provide better comparability with prior periods. Excluding the special items in both nine-month periods noted below, net earnings decreased 11 percent and earnings per share decreased 7 percent.

	Nine Months Ended September 30,
	2017	2016	%
Diluted earnings per share reported	$7.39	$8.82	(16)%
Pretax adjustments:
Restructuring (United States)	0.51	0.47
Branch gains (United States)	(0.48)	(0.27)
Other charges (United States)	(0.05)	—
Restructuring (Canada)	0.45	0.25
Inventory reserve adjustment (Canada)	—	0.16
Restructuring (Other Businesses)	0.70	—
Restructuring (Unallocated expense)	—	0.15
Total pre-tax adjustments	1.13	0.76
Tax effect (1)	—	(0.24)
Discrete tax item	—	(0.21)
Total, net of tax	1.13	0.31
Diluted earnings per share adjusted	$8.52	$9.13	(7)%
(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company’s ability to realize the associated tax benefits.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. Eastern Daylight Time on October 17, 2017, to discuss the third quarter. The webcast will be hosted by DG Macpherson and can be accessed at www.grainger.com/investor. For those unable to participate in the live event, a webcast replay will be available for 90 days at www.grainger.com/investor.

W.W. Grainger, Inc., with 2016 sales of $10.1 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with operations also in Europe, Asia and Latin America.

Visit www.grainger.com/investor to view information about the company, including a supplement regarding 2017 third quarter results. The Grainger website also includes more information through our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from our expectations include, among others: higher product costs or other expenses; a major loss of customers; loss or disruption of source of supply; increased competitive pricing pressures; failure to develop or implement new technologies; the implementation, timing and success of our strategic pricing initiatives; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; disruption of information technology or data security systems; general industry or market conditions; general global economic conditions; currency exchange rate fluctuations; market volatility; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; natural and other catastrophes; unanticipated weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses; changes in credit ratings; changes in effective tax rates and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Senior Director, External Affairs	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	Irene Holman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0809
M: 847-217-8679

Michael Ferreter
Sr. Manager, Investor Relations
O: 847-535-1439
M: 847-271-6357

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$2,635,999	$2,596,288	$7,792,397	$7,666,494
Cost of merchandise sold	1,618,819	1,556,536	4,716,069	4,541,629
Gross profit	1,017,180	1,039,752	3,076,328	3,124,865
Warehousing, marketing and administrative expenses	736,010	717,165	2,267,605	2,179,596
Operating earnings	281,170	322,587	808,723	945,269
Other income (expense):
Interest income	707	147	1,365	474
Interest expense	(21,765)	(18,024)	(58,649)	(48,556)
Loss from equity method investment	(10,635)	(10,333)	(25,130)	(22,147)
Other non-operating income and (expense)	521	(1,192)	1,558	(1,291)
Total other expense	(31,172)	(29,402)	(80,856)	(71,520)
Earnings before income taxes	249,998	293,185	727,867	873,749
Income taxes	79,182	99,776	267,239	309,251
Net earnings	170,816	193,409	460,628	564,498
Net earnings attributable to noncontrolling interest	8,810	7,536	25,957	19,236
Net earnings attributable to W.W. Grainger, Inc.	$162,006	$185,873	$434,671	$545,262
Earnings per share -Basic	$2.80	$3.07	$7.43	$8.88
-Diluted	$2.79	$3.05	$7.39	$8.82
Average number of shares outstanding -Basic	57,317	60,017	58,010	60,855
-Diluted	57,521	60,416	58,330	61,268

Diluted Earnings Per Share
Net earnings as reported	$162,006	$185,873	$434,671	$545,262
Earnings allocated to participating securities	(1,406)	(1,625)	(3,532)	(4,906)
Net earnings available to common shareholders	$160,600	$184,248	$431,139	$540,356
Weighted average shares adjusted for dilutive securities	57,521	60,416	58,330	61,268
Diluted earnings per share	$2.79	$3.05	$7.39	$8.82

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sales
United States	$2,015,968	$2,028,235	$5,968,565	$5,973,044
Canada	188,216	179,281	563,470	552,470
Other Businesses	536,927	481,929	1,560,894	1,401,429
Intersegment sales	(105,112)	(93,157)	(300,532)	(260,449)
Net sales to external customers	$2,635,999	$2,596,288	$7,792,397	$7,666,494

Operating earnings
United States	$297,855	$342,524	$922,614	$1,023,318
Canada	(14,972)	(15,118)	(59,428)	(55,207)
Other Businesses	26,892	24,835	44,177	76,343
Unallocated expense	(28,605)	(29,654)	(98,640)	(99,185)
Operating earnings	$281,170	$322,587	$808,723	$945,269

Company operating margin	10.7%	12.4%	10.4%	12.3%
ROIC* for Company			22.6%	25.3%
ROIC* for United States			40.1%	43.1%
ROIC* for Canada			(14.7)%	(12.6)%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 4-point average for the year). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (4-point average of $74.1 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (4-point average of $381.7 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	September 30, 2017	December 31, 2016
Cash and cash equivalents	$284,575	$274,146
Accounts receivable – net	1,373,323	1,223,096
Inventories	1,391,993	1,406,470
Prepaid expenses and other assets	125,169	116,517
Total current assets	3,175,060	3,020,229
Property, buildings and equipment – net	1,395,906	1,420,891
Deferred income taxes	56,054	64,775
Goodwill	543,248	527,150
Intangibles – net	582,274	586,126
Other assets	72,518	75,136
Total assets	$5,825,060	$5,694,307
Liabilities and Shareholders’ Equity
Short-term debt (1)	$11,348	$386,140
Current maturities of long-term debt	41,836	19,966
Trade accounts payable	713,453	650,092
Accrued compensation and benefits	192,513	212,525
Accrued contributions to employees’ profit sharing plans	65,988	54,948
Accrued expenses	333,311	290,207
Income taxes payable	34,074	15,059
Total current liabilities	1,392,523	1,628,937
Long-term debt (2)	2,270,001	1,840,946
Deferred income taxes and tax uncertainties	135,149	126,101
Employment-related and other non-current liabilities	126,302	192,555
Shareholders' equity (3)	1,901,085	1,905,768
Total liabilities and shareholders’ equity	$5,825,060	$5,694,307

(1)	Short-term debt decreased $375 million primarily due to a decrease in commercial paper of $370 million.
(2)
Long-term debt increased $429 million primarily due to the issuance of $400 million of 4.20 % Senior Notes due 2047 in May 2017, with proceeds used primarily to repay short-term debt and repurchase stock.

(3)	Common stock outstanding as of September 30, 2017 was 56,983,188 compared with 58,804,314 shares at December 31, 2016, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net earnings	$460,628	$564,498
Provision for losses on accounts receivable	15,187	14,753
Deferred income taxes and tax uncertainties	(15,261)	24,259
Depreciation and amortization	194,338	177,395
Net losses (gains) from sales of assets and divestitures	11,296	(16,928)
Stock-based compensation	27,152	27,545
Losses from equity method investment	25,130	22,147
Change in operating assets and liabilities – net of business acquisitions and divestitures:
Accounts receivable	(145,631)	(123,922)
Inventories	34,851	41,938
Prepaid expenses and other assets	(4,206)	3,478
Trade accounts payable	56,717	36,594
Other current liabilities	29,643	(68,370)
Current income taxes payable	18,015	(9,714)
Accrued employment-related benefits cost	4,306	5,591
Other – net	8,713	(10,340)
Net cash provided by operating activities	720,878	688,924
Cash flows from investing activities:
Additions to property, buildings and equipment	(191,183)	(213,622)
Proceeds from sales of assets and divestitures	110,421	48,089
Equity method investment	(22,430)	(19,299)
Other – net	3,554	(564)
Net cash used in investing activities	(99,638)	(185,396)
Cash flows from financing activities:
Net (decrease) increase in commercial paper	(369,748)	39,887
Borrowings under lines of credit	33,931	26,681
Payments against lines of credit	(39,705)	(32,515)
Net increase of long-term debt	408,208	258,949
Proceeds from stock options exercised	27,255	29,553
Excess tax benefits from stock-based compensation	—	11,873
Payments for employee taxes withheld from stock awards	(17,546)	(18,541)
Purchase of treasury stock	(435,983)	(613,198)
Cash dividends paid	(225,504)	(221,131)
Net cash used in financing activities	(619,092)	(518,442)
Exchange rate effect on cash and cash equivalents	8,281	10,759
Net change in cash and cash equivalents	10,429	(4,155)
Cash and cash equivalents at beginning of year	274,146	290,136
Cash and cash equivalents at end of period	$284,575	$285,981

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as "adjusted" measures, including adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share.  Adjusted measures exclude items that may not be indicative of core operating results.  The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance.  Management believes adjusted operating earnings, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses.  Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.  These adjusted financial measures should not be considered in isolation or as a substitute for reported results.  These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business.  The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The reconciliations provided below reconcile the non-GAAP financial measures adjusted net earnings, adjusted diluted earnings per share, adjusted operating earnings and adjusted segment operating earnings with GAAP financial measures:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	%	2017	2016	%
Operating earnings reported	$281,170	$322,587	(13)%	$808,723	$945,269	(14)%
Restructuring (United States)	13,151	6,600		29,757	29,035
Branch gains (United States)	(5,207)	(1,163)		(28,032)	(16,543)
Other charges (United States)	(3,023)	—		(3,023)	—
Restructuring (Canada)	4,937	4,367		26,509	15,499
Inventory reserve adjustment (Canada)	—	—		—	9,847
Restructuring (Other Businesses)	(210)	—		41,300	—
Restructuring (Unallocated expense)	—	—		—	8,947
Subtotal	9,648	9,804		66,511	46,785
Operating earnings adjusted	$290,818	$332,391	(13)%	$875,234	$992,054	(12)%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	%	2017	2016	%
Segment operating earnings adjusted
United States	302,776	347,961		921,316	1,035,810
Canada	(10,035)	(10,751)		(32,919)	(29,861)
Other Businesses	26,682	24,835		85,477	76,343
Unallocated expense	(28,605)	(29,654)		(98,640)	(90,238)
Segment operating earnings adjusted	$290,818	$332,391	(13)%	$875,234	$992,054	(12)%

Company operating margin adjusted	11.0%	12.8%		11.2%	12.9%
ROIC* for Company				24.5%	26.5%
ROIC* for United States				40.0%	43.6%
ROIC* for Canada				(8.2)%	(6.8)%

*Adjusted ROIC is calculated as defined on page 8, excluding the items adjusting operating earnings as noted above.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	%	2017	2016	%
Net earnings reported	$162,006	$185,873	(13)%	$434,671	$545,262	(20)%
Restructuring (United States)	8,233	4,138		21,311	18,202
Branch gains (United States)	(3,260)	(729)		(17,551)	(10,371)
Other charges (United States)	(1,892)	—		(1,892)	—
Restructuring (Canada)	3,648	3,210		20,949	11,395
Inventory reserve adjustment (Canada)	—	—		—	7,240
Restructuring (Other Businesses)	(210)	—		43,759	—
Restructuring (Unallocated expense)	—	—		—	5,609
Discrete tax item		(6,087)			(13,162)
Subtotal	6,519	532		66,576	18,913
Net earnings adjusted	$168,525	$186,405	(10)%	$501,247	$564,175	(11)%

Diluted earnings per share reported	$2.79	$3.05	(9)%	$7.39	$8.82	(16)%
Pretax adjustments:
Restructuring (United States)	0.23	0.11		0.51	0.47
Branch gains (United States)	(0.09)	(0.02)		(0.48)	(0.27)
Other charges (United States)	(0.05)	—		(0.05)	—
Restructuring (Canada)	0.08	0.07		0.45	0.25
Inventory reserve adjustment (Canada)	—	—		—	0.16
Restructuring (Other Businesses)	—	—		0.70	—
Restructuring (Unallocated expense)	—	—		—	0.15
Total pretax adjustments	0.17	0.16		1.13	0.76
Tax effect (1)	(0.06)	(0.05)		—	(0.24)
Discrete tax item	—	(0.10)		—	(0.21)
Total, net of tax	0.11	0.01		1.13	0.31
Diluted earnings per share adjusted	$2.90	$3.06	(5)%	$8.52	$9.13	(7)%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the Company's ability to realize the associated tax benefits.

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